Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

by and among

COVIDIEN GROUP S.A.R.L.,

COV DELAWARE CORPORATION,

and

EV3 INC.

June 1, 2010

LIST OF DEFINED TERMS

—A—
Acquisition Proposal	36
Affiliates	6
Agreement	1, 52
Agreement Date	1
Alternative Acquisition Agreement	36
Alternative Financing	41
Antitrust Laws	39
Assignee	48
—B—
Balance Sheet Date	18
Bank	40
Benefit Plans	19
Book Entry Shares	11
Business Day	2
—C—
CERCLA	25
Certificate of Merger	9
Certificates	11
Change of Recommendation	35
Chestnut Merger Agreement	9
Closing	9
Closing Date	9
Company	1
Company Board	1
Company Board Recommendation	1
Company Bylaws	15
Company Charter	15
Company Common Stock	1
Company Disclosure Documents	16
Company Disclosure Schedule	15
Company Equity Plans	14
Company Material Adverse Effect	15
Company Restricted Stock	14
Company RSUs	14
Company SEC Reports	17
Company Stock Option	14
Company Stockholder Approval	27
Company Stockholders	1
Company’s Knowledge	19
Confidentiality Agreement	34
Consideration Fund	11
Continuing Director	6
Continuing Employees	37
Contract	17
—D—
Debt Financing Letter	30
Delisting Period	42
DGCL	8
Dissenting Shares	13

v

—E—
Effective Time	9
End Date	43
Environmental Laws	25
ERISA	19
ESPP	14
Exchange Act	2
Expiration Date	3
—F—
FDCA	26
Financing	30
Financing Sources	47
Fully Diluted Basis	2
—G—
GAAP	17
Good Manufacturing Practices	26
Governmental Entity	17
—H—
HSR Act	17
—I—
Indemnified Parties	38
Initial Expiration Date	3
Insured Parties	38
Intellectual Property	22
IRS	20
—K—
Knowledge of the Company	19
Knowledge of the Parent	31
—L—
Law	2
License-In Contracts	22
License-Out Contracts	22
Loan Agreement	40
—M—
Material Contract	18
Maximum Premium	38
MDD	26
Medical Device	26
Merger	1
Merger Consideration	11
Minimum Condition	2
—N—
Notice Period	36
—O—
Offer	1
Offer Documents	4
Offer Price	1
Offer to Purchase	2
Offering	14
Option Amount	13
Order	22

—P—
Parent	1
Parent Disclosure Schedule	28
Parent Material Adverse Effect	28
Parent’s Knowledge	31
Paying Agent	11
Permits	21
Person	12
Post-Closing SEC Reports	42
Prohibited Payment	21
Proxy Statement	10
Purchaser	1
—Q—
Qualifying Transaction	45
—R—
Real Property	24
Representatives	33
—S—
Schedule 14D-9	5
Schedule TO	4
SEC	3
Section 409A	20
Securities Act	8
Securities Exchange Rule	3
Share Acceptance Time	2
Shares	1
Short Form Threshold	10
Special Meeting	10
Subsequent Offering Period	3
Subsidiary	16
Superior Proposal	36
Surviving Corpo	8
—T—
Tax	24
Taxes	23, 24
Taxing Authorities	23
Tender and Voting Agreements	1
Termination Fee	45
Top-Up Option	7
Top-Up Option Shares	7
Transactions	1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 1, 2010 (the “Agreement Date”), is by and among ev3 Inc., a Delaware corporation (the “Company”), Covidien Group S.a.r.l., a Luxembourg company (the “Parent”), and COV Delaware Corporation, a Delaware corporation and wholly owned subsidiary of the Parent (the “Purchaser”).

A. The respective Boards of Directors of the Parent, the Purchaser and the Company have approved the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of such acquisition, (i) Parent has agreed to cause the Purchaser to commence a tender offer (such offer, as amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that are outstanding, at a price of $22.50 per Share, paid to the seller in cash, without interest thereon (such amount or any higher amount per Share that may be paid pursuant to the Offer, the “Offer Price”) and (ii) the Company has granted to the Purchaser the Top-Up Option.

C. Following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement, Parent shall cause the Purchaser to be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and each Share that is not tendered and accepted pursuant to the Offer, other than Shares cancelled pursuant to Section 3.1(b) and Dissenting Shares, shall thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement.

D. The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the Offer, the Merger and the other transactions contemplated by this Agreement (the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Offer and the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that all holders of Shares (the “Company Stockholders”) tender their Shares pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the Merger (the “Company Board Recommendation”).

E. The respective boards of directors of the Parent and the Purchaser have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and have declared it advisable for the Parent and the Purchaser, respectively, to enter into this Agreement.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent entering into this Agreement, certain Company Stockholders have entered into a tender and voting agreement, dated as of the Agreement, in substantially the form set forth in Annex II hereof, pursuant to which, among other things, each of such Company Stockholders has agreed to tender his, her or its Shares to the Purchaser in the Offer (the “Tender and Voting Agreement”).

G. The Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

Accordingly, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable after the Agreement Date (but in no event later than ten (10) Business Days after the date of the initial public announcement of this Agreement), the Purchaser shall, and the Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), the Offer to purchase all of the Shares at the Offer Price. For purposes of this Agreement, “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

(b) Terms and Conditions of Offer. Subject to (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares, if any, then owned of record by the Parent or the Purchaser or their respective wholly owned Subsidiaries or with respect to which the Parent or the Purchaser has, directly or indirectly, voting power, representing at least a majority of all outstanding Shares (determined on a Fully Diluted Basis) entitled to vote (x) in the election of directors or (y) upon the adoption of this Agreement and approval of the Merger, on the date Shares are accepted for payment (collectively, the “Minimum Condition”); and (ii) the satisfaction or waiver by the Parent or the Purchaser of the other conditions and requirements set forth in Annex I, the Purchaser shall, and the Parent shall cause the Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Purchaser is legally permitted to do so under applicable federal, state, local, or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity (“Law”) (the date and time of acceptance for payment, the “Share Acceptance Time”). The Parent shall provide or cause to be provided to the Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that the Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of any Taxes required by applicable Law in accordance with Section 3.5. For purposes of this Agreement, “Fully Diluted Basis” means, as of any date, (i) the number of Shares outstanding plus (ii) the number of Shares the Company is then required to issue pursuant to options, warrants, rights to acquire or other obligations outstanding at such date, other securities convertible or exchangeable into or exercisable for Shares or otherwise, including pursuant to the Company Equity Plans, but excluding any (x) Shares attributable to the unexercised portion of the Top-Up Option and (y) any options, warrants and other rights to acquire Shares that are not vested as of the date of purchase and would not be vested immediately after giving effect to the consummation of the Offer or prior to the End Date.

(c) Offer to Purchase; Waiver of Conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the conditions and requirements set forth in Annex I. The Parent and the Purchaser expressly reserve the right (but shall not be obligated) to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price payable in the Offer, (ii) change the form of consideration payable in the

Offer, (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) impose any condition to the Offer in addition to the conditions to the Offer set forth in Annex I, (v) amend or waive the Minimum Condition, (vi) amend or modify the other conditions set forth in Annex I in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or the Purchaser to consummate the Offer, (vii) extend the Expiration Date other than in accordance with this Agreement, or (viii) otherwise amend any other term of the Offer in a manner adverse to the holders of Shares.

(d) Expiration of Offer. Subject to the terms and conditions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire on the 20th or 21st Business Day (calculated in accordance with Rule 14d-1(g)(3) and 14d-2 under the Exchange Act) following the commencement of the Offer (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e) Extension of Offer. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) the Purchaser shall extend the Offer for any period or periods required by (x) applicable Law, (y) applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission (the “SEC”) or its staff or (z) any of the rules and regulations, including listing standards, of the Nasdaq Global Market or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded (the “Securities Exchange Rule”), (ii) in the event that any of the conditions to the Offer set forth on Annex I hereto are not satisfied or waived as of any then scheduled Expiration Date, the Purchaser may extend the Offer for successive extension periods of not more than ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer, and (iii) in the event that any of the conditions to the Offer set forth on Annex I hereto are not satisfied or waived as of any then scheduled Expiration Date and there has not been a Change of Recommendation, the Company may, by written notice at least two (2) Business Days prior to such scheduled Expiration Date, request that the Purchaser extend the Offer for up to two (2) successive periods of ten (10) Business Days per extension period, until all of the conditions to the Offer set forth on Annex I hereto are satisfied or, to the extent permitted, validly waived; provided, however, that notwithstanding the foregoing clause (i) of this Section 1.1(e), in no event shall the Purchaser be required to extend the Offer beyond the earlier to occur of (1) the date this Agreement is terminated pursuant to Section 8.1 hereof or (2) the End Date; and provided, further, that the foregoing clause (i) of this Section 1.1(e) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the Parent to terminate this Agreement pursuant to Section 8.1 hereof. The Purchaser shall not and the Parent agrees that it shall cause the Purchaser not to terminate or withdraw the Offer other than in connection with termination of this Agreement pursuant to Section 8.1.

(f) Subsequent Offering Period. If necessary to obtain sufficient Shares to reach the Short Form Threshold (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), the Purchaser may, in its sole discretion, provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a “Subsequent Offering Period”); provided, however, that if the Purchaser is required to exercise the Top-Up Option pursuant to Section 1.4(a), the Purchaser shall not be permitted to provide for a Subsequent Offering Period. Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall, and the Parent shall cause the Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such Subsequent Offering Period. The Offer Documents shall provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 1.1(f).

(g) Termination of Offer. The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to

Section 8.1. If this Agreement is terminated pursuant to Section 8.1, the Purchaser shall, and the Parent shall cause the Purchaser to, promptly terminate the Offer and shall not acquire the Shares pursuant thereto. If the Offer is terminated by the Purchaser, or this Agreement is terminated pursuant to Section 8.1 prior to the acquisition of Shares in the Offer, the Purchaser shall promptly (and in any event within two (2) Business Days of such termination) return, or cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

(h) Schedule TO; Offer Documents. On the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), the Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits: the Offer to Purchase, a form of letter of transmittal, the notice of guaranteed delivery, a form of summary advertisement and other ancillary Offer documents and instruments required by the Exchange Act or other applicable Law pursuant to which the Offer shall be made, including any schedule or form filed pursuant to Chapter 80B of the Minnesota Statutes (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Subject to Section 6.3, the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation. The Parent and Purchaser shall file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate the Offer Documents, including any such registration statement required by Chapter 80B of the Minnesota Statutes, to the holders of the Shares as and to the extent required by, and within the time period required by, Chapter 80B of the Minnesota Statutes. The Parent and the Purchaser shall cause the Schedule TO and the Offer Documents to comply in all material respects with the requirement of applicable United States federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to holders of Shares, not to contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except no covenant is made by the Parent or the Purchaser with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or Offer Documents. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by such party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to Company Stockholders, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, the Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(i) Certain Adjustments. The Offer Price shall be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the Agreement Date and prior to the payment by the Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer.

Section 1.2 Company Action.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.3(e), contain the Company Board Recommendation. The Schedule 14D-9 will comply in all material respects with the applicable provisions of the Exchange Act and Delaware corporation Law. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of the applicable United States federal securities Laws and Delaware corporation Law and, on the date first filed with the SEC and on the date first published, sent or given to holders of the Shares, not to contain any untrue statement of material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading, except no covenant is made by the Company with respect to any information supplied by the Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. The Company agrees to cause the Schedule 14D-9 to be disseminated to the Company Stockholders. The Company, on the one hand, and the Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by the Exchange Act. The Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Parent, the Purchaser and their counsel. In addition, the Company shall provide the Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. The Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Parent, the Purchaser and their counsel. After the commencement of the Offer, the Company will not publish, send, or give to Company Stockholders supplemental or revised materials without the Parent’s prior written consent, except as (i) as may be required by Law or (ii) as contemplated or permitted by Section 6.3.

(b) Communication Materials. Promptly after the Agreement Date (and in any event in sufficient time to permit the Purchaser to commence the Offer in a timely manner) and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

Section 1.3 Directors.

(a) Designation of Directors by Parent. Effective upon the Share Acceptance Time and from time to time thereafter so long as the Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, the Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on the Company Board (giving effect to the election or appointment of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of Shares beneficially owned by the Parent and/or the Purchaser (including Shares accepted for payment in the Offer and the purchased Top-Up Option Shares, if any) bears to the total number of Shares outstanding, and the Company shall, upon request by the Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide the Purchaser with such level of representation and shall cause the Purchaser’s designees to be so elected or appointed. Subject to subsection (c) of this Section 1.3, after the Share Acceptance Time the Company shall also cause individuals designated by the Purchaser to constitute the same percentage as such individuals represent of the entire Company Board on the following: (i) each committee of the Company Board (other than any committee of the Company Board comprised solely of Continuing Directors established to take action under this Agreement); (ii) each board of directors and each committee thereof of each wholly owned Subsidiary of the Company and (iii) the designees, appointees or other similar representatives of the Company on each board of directors (or other similar governing body) and each committee thereof of each non-wholly owned Subsidiary. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as well as the Securities Exchange Rules. At the request of the Purchaser, the Company shall take all actions necessary to effect any such election or appointment of the Purchaser’s designees, including mailing to the Company Stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless the Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9; provided, that the Parent and the Purchaser shall have timely supplied to the Company all information with respect to themselves and their respective officers, directors and Affiliates (as defined in Rule 12b-2 of the Exchange Act (the “Affiliates”)) required by such Section and Rule.

(b) Continuing Directors. Following the election or appointment of the Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the Company Board shall at all times include, and the Company, the Parent and the Purchaser shall use their reasonable best efforts to cause the Company Board to at all times include, at least three (3) Continuing Directors and each committee of the Company Board and the board of directors (or similar body) of each Subsidiary of the Company shall at all times include, and the Company, the Parent and the Purchaser shall use their reasonable best efforts to cause each committee of the Company Board and the board of directors (or similar body) of each Subsidiary of the Company to at all times include, at least one (1) Continuing Director. A “Continuing Director” shall mean a person who is a member of the Company Board as of the Agreement Date or a person selected by the Continuing Directors then in office, each of whom shall be an independent director for purposes of applicable Securities Exchange Rules and shall be eligible to serve on the Company’s audit committee under the Exchange Act and Securities Exchange Rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto; provided, however that if the number of Continuing Directors is reduced to less than three (3) prior to the Effective Time, any remaining Continuing Directors (or Continuing Director, if there shall be only one (1) remaining) shall be entitled to designate a person who is not an officer, director, stockholder or designee of Parent or any of its Affiliates to fill such vacancy, and such person shall be deemed to be a Continuing Director for all purposes of this Agreement, or, if no Continuing Directors then remain, the other directors shall designate three (3) persons who are not officers, directors, stockholders or designees of Parent or any of its Affiliates to fill such vacancies, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

(c) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a), the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of the Parent or the Purchaser under this Agreement, (iii) waive or exercise any of the Company’s rights under this Agreement, (iv) waive any condition to the Company’s obligations under this Agreement, (v) amend the Company Charter or Company

Bylaws, (vi) authorize any agreement between the Company or any of the Subsidiaries of the Company, on the one hand, and the Parent, the Purchaser or any of their Affiliates, on the other hand, or (vii) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the Transactions. For purposes of considering any matter set forth in this Section 1.3(c), the Continuing Directors shall be permitted to meet without the presence of the other directors. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.

Section 1.4 Top-Up Option.

(a) Grant and Availability of Top-Up Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, that number of newly issued Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by the Purchaser, the Parent and their wholly owned Subsidiaries at the time of exercise of the Top-Up Option (including all Shares validly tendered and not properly withdrawn in the Offer at the Share Acceptance Time but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), constitutes one Share more than 90% of all outstanding Shares (assuming the issuance of the Top-Up Option Shares). The Top-Up Option shall only be exercised one time by the Purchaser in whole but not in part. The Top-Up Option shall be exercised by the Purchaser (and the Parent shall cause the Purchaser to exercise the Top-Up Option) promptly (but in no event later than one (1) Business Day) after the Share Acceptance Time or the expiration of a Subsequent Offering Period, as applicable, if (i) at the Share Acceptance Time or the expiration of any such Subsequent Offering Period, as applicable, the Parent, the Purchaser or any wholly owned Subsidiary own in the aggregate at least 75% of all Shares then outstanding (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) and (ii) after giving effect to the exercise of the Top-Up Option, the Parent, the Purchaser and any wholly owned Subsidiary of the Parent or the Purchaser would own in the aggregate one share more than 90% of the number of outstanding Shares (after giving effect to the issuance of the Top-Up Option Shares but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, however, that the obligation of the Purchaser to exercise the Top-Up Option and the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (x) no provision of any applicable Law and no applicable order, injunction or other judgment shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (y) upon exercise of the Top-Up Option, the number of Shares owned by the Parent or the Purchaser or any wholly owned Subsidiary of the Parent or the Purchaser (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (z) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued shares of Company Common Stock less the maximum number of shares of Company Common Stock potentially necessary for issuance with respect to all outstanding Company Stock Options, Company Restricted Stock, Company RSUs or other obligations of the Company. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act; provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement.

(b) Exercise of Top-Up Option. Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), the Parent shall so notify the Company and shall set forth in such notice (i) the number of Shares that are expected to be owned by the Parent, the Purchaser or any wholly owned Subsidiary of the

Parent or the Purchaser immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares (which, subject to applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than two (2) Business Days after date such notice is delivered to the Company). Such notice shall also include an undertaking signed by the Parent and the Purchaser that, as promptly as practicable following such exercise of the Top-Up Option, the Purchaser shall, and the Parent shall cause the Purchaser to, as promptly as practicable after such exercise and the delivery by the Company of the Top-Up Option Shares, consummate the Merger in accordance with the terms hereof. The Company shall, as soon as practicable following receipt of such notice, notify the Parent and the Purchaser of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, the Parent or the Purchaser, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to the Parent or the Purchaser, as applicable, a certificate representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Option Shares may be paid by the Parent or the Purchaser (i) in cash or (ii) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, or some combination thereof. Any such promissory note shall be on terms as provided by the Parent or the Purchaser, which terms shall be reasonably satisfactory to the Company. Upon the delivery of the appropriate exercise notice and the tender of the consideration described above, the Purchaser shall, to the extent permitted by applicable Law, be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that certificates representing those Top-Up Option Shares shall not then be actually delivered to the Purchaser or the Company shall have failed to refused to designate the account described above.

(c) Accredited Investor Status. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Law. Consistent therewith, the Parent and the Purchaser acknowledge that the Top-Up Option Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of the Parent and the Purchaser hereby represents and warrants to the Company that the Purchaser will be upon the purchase of the Top-Up Option Shares an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) Effect of Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation. Notwithstanding the foregoing, from and after the Effective Time, and contingent and effective on the effectiveness of the Merger, the Surviving Corporation agrees to assume and will perform all obligations of the Company under the Agreement and Plan of Merger by and among the Company, Starsky Merger Sub, Inc., Starsky Acquisition

Sub, Inc., Chestnut Medical Technologies, Inc. and CMT SR, Inc. dated as of June 2, 2009 (the “Chestnut Merger Agreement”). Without limiting the generality of the foregoing, the Surviving Corporation shall pay any additional consideration that may become payable to the former shareholders of Chestnut Medical Technologies, Inc. after the Effective Time.

(b) Charter and Bylaws. At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is ev3 Inc.” The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c) Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) Other Conveyance Documents. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Oppenheimer Wolff & Donnelly LLP, Plaza VII, Suite 3300, 45 South Seventh Street, Minneapolis, MN 55402, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as the Parent and the Company may agree to in writing, the Parent, the Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger or other appropriate documents shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is specified in the Certificate of Merger or other appropriate documents, such date and time hereinafter referred to as the “Effective Time”.

Section 2.3 Meeting of Company Stockholders to Approve the Merger.

(a) Stockholder Meeting. If Company Stockholder Approval is required under the DGCL, the Company shall, in accordance with applicable Law, the Company Charter, the Company Bylaws and applicable Securities Exchange Rules, duly call, give notice of, convene and hold a special meeting of the Company Stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as practicable after the Share Acceptance Time, for the purpose of considering and voting on the matters requiring Company Stockholder Approval.

(b) Proxy Statement. If Company Stockholder Approval is required under the DGCL, then, in accordance with all applicable Laws, the Company Charter and the Company Bylaws, as promptly as practicable after the Share Acceptance Time, the Company shall (i) prepare and file with the SEC a proxy statement relating to this Agreement and the Transactions, including the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), (ii) subject to Section 6.3(e), include in the Proxy Statement the Company Board Recommendation, (iii) furnish the information required to be provided to the Company Stockholders pursuant to the DGCL and the Exchange Act and (iv) use its reasonable best efforts to solicit from Company Stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Company Charter and Company Bylaws (if applicable) to effect the Merger. The Parent will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b). The Company will notify the Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform the Parent of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to Company Stockholders, such amendment or supplement. The Company shall cooperate and provide the Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide the Parent with a copy of all such filings made with the SEC. If at any time prior to the Special Meeting any fact or event relating to the Parent or the Purchaser or any of their Affiliates that is required by Law to be set forth in an amendment or supplement to the Proxy Statement should occur or be discovered by the Parent or the Purchaser, the Parent or the Purchaser shall, promptly after becoming aware thereof, inform the Company of such fact or event.

(c) Voting of Shares by Parent. At the Special Meeting or any postponement or adjournment thereof, the Parent shall vote, or cause to be voted, all of the Shares then owned of record by the Parent or the Purchaser or with respect to which the Parent or the Purchaser otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and approval of the Merger and the Parent shall use its reasonable best efforts to deliver or provide (or cause to be delivered or provided), in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

Section 2.4 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 2.3, if after the Share Acceptance Time and, if applicable, the expiration of any Subsequent Offering Period provided by the Purchaser in accordance with this Agreement or the Purchaser’s exercise of the Top-Up Option, the Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, but no later than the time set forth in Section 2.2, without a meeting of Company Stockholders in accordance with Section 253 of the DGCL.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, the Purchaser or the holder of any Shares or any shares of capital stock of the Purchaser:

(a) Each share of common stock, $0.01 par value, of the Purchaser issued and outstanding immediately prior to the Effective Time shall convert into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Parent or the Purchaser immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(c) Except as otherwise provided in Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such Shares shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

(d) If at any time between the Agreement Date and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, other than the Merger, the amount of the Merger Consideration as provided in Section 3.1(c) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates and Book Entry Shares.

(a) At or prior to the Closing, the Parent shall deliver, in trust, to Wells Fargo Bank, N.A. (the “Paying Agent”), for the benefit of the Company Stockholders at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 (including with respect to former Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL), the Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), the Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration in customary form. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity (“Person”) other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund may be invested by the Paying Agent as directed by the Parent or the Surviving Corporation. Earnings on the Consideration Fund in excess of the amounts payable to Company Stockholders shall be the sole and exclusive property of the Parent and the Surviving Corporation and shall be paid to the Parent or the Surviving Corporation, as the Parent directs. No investment of the Consideration Fund shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, the Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Company Stockholder at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Stockholders six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof. If any Certificate or Book-Entry Share shall not have been surrendered prior to two (2) years after the Effective Time, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by the Parent, the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Shares of Dissenting Stockholders.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments, notices, petitions, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

(b) If any Company Stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(c).

Section 3.4 Company Equity Awards.

(a) As soon as reasonably practicable following the Agreement Date, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Equity Plan) shall adopt appropriate resolutions and take all other actions as may be required to provide that (i) each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled, and, in exchange therefor, each former holder of each such cancelled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, an amount in cash (subject to any applicable withholding of Taxes required by applicable Law) equal to (x) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock previously subject to such Company Stock Option, multiplied by (y) the total number of Shares previously subject to such Company Stock Option, whether or not vested (such amount, the “Option Amount”); (ii) each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and become non-forfeitable effective immediately prior to the Effective Time and shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) (subject to any applicable withholding of Taxes required by applicable Law), and (iii) each Company RSU that is outstanding immediately prior to the Effective Time shall vest in full effective immediately prior to the Effective Time and the Shares issued thereunder shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) (subject to any applicable withholding of Taxes required by applicable Law). All amounts payable pursuant to this Section 3.4 shall be paid as promptly as practicable following the Effective Time, and in any event no later than ten (10) Business Days after the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments as promptly as practicable after the Effective Time in accordance with the foregoing and the terms of the Company Stock Options or the applicable Company Equity Plans pursuant to which they were issued.

(b) Within ten (10) Business Days following the Agreement Date, the Company shall provide notice to all holders of Company Stock Options specifying that such Company Stock Options will not be assumed in connection with the Merger and describing the treatment of such Company Stock Options in accordance with this Section 3.4 and the terms of the applicable Company Equity Plan and will permit each holder of a Company Stock Option who desires to exercise all or any portion of such Company Stock Option following receipt of such notice to exercise such Company Stock Option prior to the Effective Time.

(c) The Company’s ESPP shall continue to be operated in accordance with its terms and past practice for the current Offering (as defined in the ESPP) (“Offering”); provided that if the Effective Time is expected to occur prior to the end of the current Offering, the Company shall take action to provide for an earlier Purchase Date (as defined in the ESPP) in accordance with Section 5 of the ESPP. Such earlier Purchase Date shall be as close to the Effective Time as is administratively practicable, and the Company shall notify each participant in writing, at least ten (10) days prior to the earlier Purchase Date, that the Purchase Date for his or her option (including for purposes of determining the Purchase Price of such option) has been changed to the earlier Purchase Date and that his or her option will be exercised automatically on the earlier Purchase Date, unless prior to such date he or she has withdrawn from the Offering as provided in Section 11 of the ESPP. The Company shall suspend the commencement of any future Offerings under the ESPP unless and until this Agreement is terminated and shall terminate the ESPP as of the Effective Time.

(d) For purposes of this Agreement:

(i) “Company Equity Plans” means the Company’s Third Amended and Restated 2005 Incentive Plan, the Company’s Second Amended and Restated 2005 Incentive Stock Plan, the Company’s Amended and Restated 2005 Incentive Stock Plan, the Company’s 2005 Incentive Stock Plan, the ev3 LLC Amended and Restated 2003 Incentive Plan, the FoxHollow Technologies, Inc. 2004 Equity Incentive Plan, the FoxHollow Technologies, Inc. 1997 Stock Plan, as amended, the Micro Therapeutics, Inc. Sixth Amended and Restated 1996 Stock Incentive Plan, the Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended, the Micro Therapeutics, Inc. 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the Company Robert J. Palmisano Inducement Option Grant Certificate and the ESPP.

(ii) “Company Restricted Stock” means shares of Company Common Stock that are subject to risk of forfeiture and restrictions on transfer and were issued as restricted stock awards or stock grants under any of the Company Equity Plans.

(iii) “Company RSUs” means the restricted stock units that provide for the issuance of one or more shares of Company Common Stock upon vesting and were issued as restricted stock unit awards or stock grants under any of the Company Equity Plans.

(iv) “Company Stock Option” means an option granted under any of the Company Equity Plans, other than the ESPP, to purchase shares of Company Common Stock.

(v) “ESPP” means the Company Amended and Restated Employee Stock Purchase Plan.

Section 3.5 Withholding Tax. Each of the Purchaser, the Surviving Corporation, and the Parent shall deduct or withhold from the consideration payable to any Person pursuant to Articles II, III or IV hereof such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law. If the Purchaser, the Surviving Corporation or the Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Purchaser, the Surviving Corporation, or the Parent, as the case may be, made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Reports filed by the Company prior to the Agreement Date (excluding any disclosure set forth therein under the heading “Risk Factors”, or any disclosures in any section related to forward-looking statement to the extent that they are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule of the Company delivered to the Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company represents and warrants to the Parent and the Purchaser as follows:

Section 4.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent a copy of its amended and restated certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), as currently in effect. As of the Agreement Date, the Company is a “Target Company” as defined in Chapter 80B.01 of the Minnesota Statutes.

(b) For purposes of this Agreement, “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States or the global economy or (iii) the United States financial or securities markets shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i), (ii) and (iii), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company; and provided further that any change or effect resulting from the following, shall not constitute, and shall not be considered in determining whether there has occurred, a Company Material Adverse Effect: (1) the execution or the announcement of this Agreement, (2) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (3) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (4) any enactment or other action required by Law, required by this Agreement or taken at the request of the Parent or the Purchaser, (5) any litigation brought or threatened by stockholders of either the Parent or the

Company (whether on behalf of the Company, the Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Schedule 14D-9, the Proxy Statement, if any, and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the Transactions (collectively, the “Company Disclosure Documents”), (6) any changes in Law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof), (7) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Company Disclosure Document, (8) any decrease in the market price or trading volume of Company Common Stock (but not the underlying cause of such decrease), (9) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (but not the underlying cause of such failure), or (10) any fluctuations in foreign currency exchange rates.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock, par value one cent ($0.01) per share, of which 113,940,546 are issued and outstanding as of May 27, 2010 and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding on the Agreement Date. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the Agreement Date, except as set forth in Section 4.2 of the Company Disclosure Schedule, there are, and at the Share Acceptance Time there will be, no existing (i) shares of any class of capital stock or options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances. For purposes of this Agreement, “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power or (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions.

(c) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, if required, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the issuance of the Top-Up Option Shares (assuming the Top-Up Option is exercised pursuant to Section 1.4), the Merger and the other Transactions have been duly authorized by the Company Board and, except, in the case of the Merger, for the Company Stockholder Approval, if required, and for the filing of the Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation, whether written or oral (“Contract”), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) requirements under other state corporation Laws, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other Antitrust Laws, (iv) Securities Exchange Rules, (v) the Exchange Act and (vi) such filings as may be required under Chapter 80B of the Minnesota Statutes, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the Transactions.

Section 4.5 SEC Reports; Disclosure Controls and Procedures.

(a) The Company has filed all reports and other documents with the SEC required to be filed by the Company since December 31, 2006 (the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Since the Balance Sheet Date, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority.

(b) Since December 31, 2006, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since April 4, 2010 (the “Balance Sheet Date”), incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with GAAP), except for (a) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (b) liabilities and obligations incurred in connection with the Transactions, (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (d) liabilities and obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice.

Section 4.7 Absence of Certain Changes. Since the Balance Sheet Date through the Agreement Date, (a) the Company has not suffered a Company Material Adverse Effect, (b) there has not occurred any change, event, circumstance or development that is reasonably likely to have a Company Material Adverse Effect and (c) except as contemplated by this Agreement, the Company has not taken any action that would be prohibited by Section 6.1(a)(i) through Section 6.1(a)(xiii) if taken after the Agreement Date.

Section 4.8 Material Contracts.

(a) As of the Agreement Date, the Company is not a party to or bound by any Contract:

(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that contains any non-competition or other agreement that limits the ability of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person;

(iii) that creates any partnership, joint venture or similar entity with respect to any material business of the Company and its Subsidiaries, taken as a whole;

(iv) that would, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions;

(v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $1,000,000, other than intercompany agreements;

(vi) that is a written contract (other than this Agreement) for the sale of any of its assets after the Agreement Date in excess of $1,000,000, other than in the ordinary course of business consistent with past practice;

(vii) under which the Company and the Company’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $1,000,000 during the current or a subsequent fiscal year;

(viii) containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries;

(ix) that obligates the Company to file a registration statement under the Securities Act of 1933 which filing has not yet been made; or

(x) that is an interest rate, equity or other swap or derivative instrument.

Each such contract described in clauses (i)-(x) is referred to herein as a “Material Contract.”

Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the Agreement Date under each Material Contract and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company has not received written notice, nor does the Company have Knowledge, of any material violation of or material default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or material default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound. For purposes of this Agreement, “Company’s Knowledge” or “Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 4.8 of the Company Disclosure Schedule.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each material employee benefit plan (as hereinafter defined) (i) that is currently maintained, contributed (or required to be contributed) to, or sponsored by the Company or any of its Subsidiaries, or (ii) to which the Company or any of its Subsidiaries is a party, or (iii) with respect to which the Company or any of its Subsidiaries has any material liability, including any material contingent liability, for the payment or delivery of any premiums, compensation or benefits (collectively, the “Benefit Plans”). For purposes of the preceding sentence, an “employee benefit plan” is any of the following that benefits or is intended to benefit any current or former employee or director (whether or not an employee) of, or consultant or other service provider (whether or not an employee) with respect to the Company or an ERISA Affiliate (as defined in Section 4.9(b)), or the beneficiaries of any of them: (A) a “plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) a stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; or (C) an incentive, bonus, deferred compensation, welfare, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, change in control, and any material fringe benefit or other material benefit plan, policy, program, agreement or arrangement, whether written or unwritten. With respect to each Benefit Plan, the Company has delivered to Parent a true and complete copy of each of the following, together with all amendments: (i) all documents embodying the Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material Plan terms), (ii) in the case of any funded Benefit Plan, the trust agreement or similar instrument, (iii) for each Benefit Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Benefit Plan, (v) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Benefit Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, and (vi) the most recent summary plan description, summaries of material modifications or similar summary and any employee handbook referencing the Benefit Plan.

(b) None of the Company or any of its Subsidiaries or any other person (including an entity) that together with the Company or any of its Subsidiaries is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its

Subsidiaries, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. Except as described in Section 4.9(b) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not, by themselves or together with any other event, cause or result in the payment, acceleration or vesting of any payment, right or benefit under any Benefit Plan.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”). No such determination or opinion letter has been revoked, and, to the Company’s knowledge, revocation has not been threatened. To the Company’s knowledge, no such Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(d) Each Benefit Plan has been maintained and administered at all times in accordance with its material terms. Each Benefit Plan, including any associated trust or fund, has been established and administered in material compliance with the applicable provisions of ERISA, the Code and other applicable Law (including, where applicable, non-U.S. Law), and, to the knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate to any liability or penalty under Section 502 of ERISA or to any tax under Chapter 43 of the Code. All filings and reports with respect to each Benefit Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e) No Benefit Plan provides health or life insurance benefits following retirement or other termination of employment, and neither the Company nor any ERISA Affiliate has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(f) With respect to each Benefit Plan, no administrative investigation, inquiry, audit or other proceeding by the IRS, U.S. Department of Labor or other Governmental Entity, and no other lawsuit, claim, or other controversy, other than claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the knowledge of the Company, threatened.

(g) With respect to each Benefit Plan, all contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company or, if applicable, any of its Subsidiaries.

(h) Each Benefit Plan subject to Section 409A of the Code (“Section 409A”) has been operated in good faith compliance with Section 409A. No Benefit Plan, which is subject to the requirements of Section 409A, violates such requirements. All Company Options granted by the Company after October 3, 2004 or which vest or vested (in whole or in part) after December 31, 2004, have (or, if already terminated, had) an exercise price that was not less than the fair market value of the underlying stock as of the date such Company Option was granted. The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.

(i) Except for the Benefit Plans listed in Section 4.9(i) of the Company Disclosure Schedule, no Benefit Plan is subject to the Laws of a jurisdiction other than the United States of America, whether or not United States Law also applies. For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(j) Except for the Benefit Plans listed in Section 4.9(j) of the Company Disclosure Schedule, each Benefit Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Benefit Plan, and each Plan may be terminated without material liability to the Company or any ERISA Affiliate, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction. Except as listed in Section 4.9(j) of the Company Disclosure Schedule, no Benefit Plan subject to ERISA includes in its assets in any securities issued by the Company or any ERISA Affiliate.

(k) Except as listed in Section 4.9(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax Law); or (ii) is a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Code Section 4999.

(l) Neither the Company nor the Company Subsidiaries has made any payments that have, or has been or is a party to any agreement, contract, arrangement or plan that have, resulted or will result, separately or in the aggregate, in the payment of any compensation which would be subject to the deduction limit imposed by Code Section 162(m).

Section 4.10 Litigation.

(a) There is no action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no material outstanding orders, judgments, injunctions or decrees of any Governmental Entity against the Company, any of its Subsidiaries or any of their securities or material assets or properties.

Section 4.11 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as it is being conducted as of the Agreement Date (collectively, the “Permits”) and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually, or in the aggregate not reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, environmental matters, labor and employment matters, or regulatory matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15, Section 4.16 and Section 4.18, respectively.

(b) None of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, or to the Knowledge of the Company, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”), (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act), or (iii) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment.

Section 4.12 Intellectual Property.

(a) Section 4.12 of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark registrations, service mark registrations, and pending applications for registration thereof, and (iii) copyright registrations and pending copyright applications, in each case that are owned by the Company or any of its Subsidiaries. With respect to each item of Intellectual Property identified in this Section 4.12(a): (x) one or more of the Company and its Subsidiaries owns all right, title, and interest in and to such item, free and clear of all liens; (y) such item is not the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator (“Order”) of which the Company has received notice; and (z) no action (other than patent or trademark office actions), suit, proceeding, claim (including inventorship claims), or governmental investigation of which the Company or any Subsidiary has received written notice is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, or ownership of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all rights in patents, patent applications, inventions, invention disclosures, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, registered copyrighted works and unregistered copyrightable works (including proprietary software, works of authorship, and other copyrightable works), technology, trade secrets, know-how, formulae, processes, methods, technical documentation, specifications, data, designs and other intellectual property and proprietary rights.

(b) Section 4.12 of the Company Disclosure Schedule sets forth a list of all material Contracts under which the Company or any of its Subsidiaries (i) licenses from a third party material Intellectual Property that is used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted that presently require or that could require payment by the Company or any Subsidiary of royalties or license fees exceeding $1,000,000 in any twelve-month period (such Contracts being referred to as “License-In Contracts”) and (ii) licenses to a third party any Intellectual Property (such Contracts being referred to as “License-Out Contracts”). To the Knowledge of the Company, (i) each License-In Contract and License-Out Contract is valid and in full force and effect; (ii) each License-In Contract and License-Out Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions upon meeting the terms and conditions, if any, in each License-In Contract or License-Out Contract, as applicable; and (iii) neither the Company nor any of its Subsidiaries is in material breach of any License-In Contract or License-Out Contract.

(c) To the Knowledge of the Company, one or more of the Company and its Subsidiaries owns or has the right to use all valid Intellectual Property necessary to the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

(d) There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit, proceeding or governmental investigation in which it is alleged that the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim alleging any such infringement or violation.

(e) The Company and its Subsidiaries have taken best efforts to protect and preserve its rights in all Intellectual Property owned by the Company or any of its Subsidiaries that is used in the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted. To the Company’s Knowledge, all employees and independent contractors, and consultants to the extent such obligation exists, who have created Intellectual Property used in the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted have assigned to one or more of the Company and its Subsidiaries all of their rights therein, to the extent permitted under Law and to the extent that such rights would not automatically vest with the Company by operation of Law.

Section 4.13 Taxes.

(a)(i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is a member have been timely filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to be paid other than Taxes (x) not yet due and payable, or (y) being contested in good faith by appropriate proceedings, and in each case for which the Company has established adequate reserves, (iv) no material audits, assessments of Taxes, other examinations by the United States Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration of any Taxes (collectively, the “Taxing Authorities”), or any proceedings or appeals of such proceedings relating to Taxes in respect of the Company or any Subsidiary are presently pending or proposed or threatened in writing and no claim has been made by any Taxing Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to Tax in that jurisdiction, and (v) there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for property Taxes not yet due and payable.

(b) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, and (ii) will terminate as of or prior to the Effective Time.

(c) Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision or state, local, or foreign law, or as a transferee or successor, by contract, operation of Law, or otherwise.

(d) The Company and each of its Subsidiaries have withheld, and paid to the appropriate Taxing Authority as required by Law, all amounts required by Law or contract to be withheld from the wages, salaries or other payments to employees, independent contractors, creditors, stockholders, consultants, or any other third party. The Company and each of its Subsidiaries have complied in all respects with all record keeping and reporting requirements in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, consultant, or other third party.

(e) Since January 1, 2007, neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” or “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any similar provision or state, local, or foreign law.

(g) Neither the Company nor any of its Subsidiaries has extended or waived any application of any statute of limitation of any jurisdiction regarding the assessment or collection of any Tax.

(h) Neither the Company nor any of its Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) Since December 31, 2006, except as set forth in the Tax Returns described in Section 4.13(k), neither the Company nor any of its Subsidiaries has (i) changed any Tax accounting methods, policies, or practices, except as required by a change in applicable Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any material amended Tax Return or claim for refund, (iv) entered unto any closing agreement affecting any material Tax liability or refund, or (v) settled or compromised any material Tax liability or refund. All financial statements on which Tax Returns were based were prepared in accordance with the then existing United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated.

(j) Neither the Company nor any of its Subsidiaries will be required to include any income in, or exclude any material item of deduction from, taxable income for an taxable Period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local, or foreign Law) made prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed during the six (6) year period ending on the Closing Date.

(k) The Company has made available or will make available to Parent upon request complete and correct copies of all material Tax Returns, supporting work papers, examination reports, cost sharing or similar arrangements, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed by or received by the Company or any of its Subsidiaries since December 31, 2006.

(l) Definitions. (i) “Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing; (ii) “Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Taxing Authority, including any attachments, amendments and supplements thereto

Section 4.14 Tangible Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or materially interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company or any Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and its Subsidiaries. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property leased by the Company or a Subsidiary. To the knowledge of the Company, the material property and equipment of the Company and each Subsidiary that are used in the operations of business are (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) have been maintained in accordance with normal industry practices. Section 4.14 of the Company Disclosure Schedule lists all Real Property leased by the Company or a Subsidiary, and neither the Company nor any Subsidiary owns any Real Property.

Section 4.15 Environmental.

(a) Neither the Company nor any of its Subsidiaries (i) has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its

Subsidiaries is not in compliance with any Laws governing pollution or the protection of human health or the environment, (ii) has caused any “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.), in excess of a reportable quantity on any property that is used for the business of the Company or any of its Subsidiaries which release remains unresolved, (iii) currently owns, operates or leases or has formerly owned, operated or leased any premises that is listed, or to the Company’s knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists, or (iv) has received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company or any Subsidiary pursuant to the provisions of (1) CERCLA, or (2) any similar Federal, state, local, foreign or other Environmental Law.

(b) The Company and each of its Subsidiaries has obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such permits, except where the failure to obtain or comply with any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such permits are in full force and effect and, to the Company’s knowledge, there are no pending or threatened claims that seek the revocation, cancellation, suspension or any adverse modification of any such permits, except where the failure to have any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company previously has made available to Parent copies of all environmental site assessments prepared by any person, and permits required under Environmental Laws and all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws.

(d) For purposes of this Agreement, “Environmental Laws” means any applicable Federal, state or local Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: CERCLA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute of similar effect; and any Laws relating to protection of the environment which regulate the management or disposal of biological agents or substances including medical or infectious wastes.

(e) The representations and warranties contained in this Section 4.15 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 4.16 Labor Matters.

(a) As of the Agreement Date, there are no pending or, to the Knowledge of the Company, threatened strikes, lockouts or work stoppages involving the employees of the Company or any of its Subsidiaries.

(b) As of the Agreement Date, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement with a labor union with respect to its Employees located in the United States.

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Laws respecting employment.

Section 4.17 Brokers or Finders. No investment banker, broker, finder, financial advisor or other intermediary, other than J.P. Morgan Securities Inc. and Piper Jaffray & Co., is entitled to any investment banking, brokerage, finder’s or similar fee or commission, success fee or contingent fee in connection with this Agreement or the Transactions. The Company has provided Parent with copies of all documents relating to such arrangements, which documents and arrangements have not subsequently been modified. Section 4.17 of the Company Disclosure Schedule itemizes all payments due from the Company or its Subsidiaries in connection with the Transactions.

Section 4.18 Regulatory Compliance.

(a) The businesses of each of the Company and its Subsidiaries are being conducted in compliance with all Laws, including (i) the federal Food, Drug and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), including without limitation the FDA’s current Good Manufacturing Practices; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union (the “MDD”); (iv) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state or local laws); and (v) state licensing, disclosure and reporting requirements. Since December 31, 2005, the manufacture of products by the Company and its Subsidiaries has been conducted in material compliance with all applicable Laws, including the FDA’s current Good Manufacturing Practices. In addition, since December 31, 2005, the Company and its Subsidiaries have been in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807. For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices contained in 21 C.F.R. Part 820.

(b) Neither the Company nor any of its Subsidiaries has Knowledge of any pending or threatened enforcement action by the FDA or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries.

(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d) Neither the Company nor any of its Subsidiaries has, since December 31, 2005, received any FDA Form 483, notice of adverse finding, notices, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any “device”, as such term is defined in Section 201(h) of the FDCA (a “Medical Device”).

(e) No Permit issued to the Company or any of its Subsidiaries by the FDA or any other Governmental Entity has, since December 31, 2005, been limited, suspended, modified or revoked.

(f) The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since December 31, 2005 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated.

(g) Since December 31, 2005, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(h) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

Section 4.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Transactions (the “Company Stockholder Approval”) is (unless the Merger is consummated in accordance with Section 253(a) of the DGCL, as contemplated by Section 2.4 hereof) the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions.

Section 4.20 Company Board Recommendation. The Company Board has unanimously adopted resolutions affecting the Company Board Recommendation. As of the Agreement Date, the Company Board Recommendation has not been amended, rescinded, or modified.

Section 4.21 Disclosure Documents.

(a) Each Company Disclosure Document when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b)(i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders and at the time of the Special Meeting and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact that is necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to the Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact that is required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 4.21 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by the Parent or the Purchaser specifically for use therein.

Section 4.22 Interested Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company

Equity Plans or the ESPP) with any Affiliate, stockholder that beneficially owns 2% or more of the outstanding Company Common Stock, or current or former director or executive officer of the Company. No event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23 Opinion of Financial Advisor. The Company Board has received from each of the Company’s financial advisors, J.P. Morgan Securities Inc. and Piper Jaffray & Co., an opinion, dated as of the Agreement Date, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the consideration to be received by the Company Stockholders pursuant to either the Offer or the Merger is fair, from a financial point of view, to such holders. The Company has obtained the authorization of the Company financial advisors to, and shall, include a copy of each financial advisor’s opinion and a fair summary of the analysis underlying each opinion in the Schedule 14D-9 and, if applicable, the Proxy Statement or in any information statement relating to the Transactions which the Company must, under any applicable Law, file with any Governmental Entity or distribute to the Company Stockholders and where such filing must include such opinion.

Section 4.24 Directors and Officers. As of the Agreement Date, each member of the Company Board and each executive officer of the Company has advised the Company in writing that his or her intention is to tender all Shares, if any, beneficially owned by him or her pursuant to the Offer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

Except as disclosed in the disclosure schedule of the Parent and the Purchaser delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates; provided that (a) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (b) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect), the Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of the Parent and the Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent and the Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of the Parent or the Purchaser to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impedes the Parent’s or the Purchaser’s ability to consummate the Transactions. The Parent has made available or will make available to the Company a copy of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of the Parent and the Purchaser, as currently in effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Parent and the Purchaser of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of the Parent and the Purchaser (other than the written consent of the sole stockholder of the Purchaser which shall occur promptly following the execution and delivery of this Agreement), and no other corporate action on the part of the Parent or the Purchaser is necessary to authorize the execution and delivery by the Parent and the Purchaser of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Parent and the Purchaser do not, and the performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Transactions will not, (a) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of the Parent or the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) requirements under other state corporation Laws, (iii) the HSR Act and other Antitrust Laws, (iv) Securities Exchange Rules, and (v) the Exchange Act, require on the part of the Parent or the Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Disclosure Documents.

(a) The Schedule TO and the Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b) The Schedule TO and the Offer Documents, at the time of filing, distribution or dissemination and consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Parent and any of its Subsidiaries that the Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document shall not (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders, as of the Special Meeting or at the Effective Time and (ii) in the case of any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 5.4 will not apply to statements or omissions included in the Schedule TO or the Offer Documents based upon information furnished to the Parent or the Purchaser in writing by the Company specifically for use therein.

Section 5.5 Operations and Ownership of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities, conducted any operations or incurred any liabilities or obligations other than in connection with the Transactions. The authorized capital stock of the Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of the Purchaser is, and at the Effective Time will be, owned directly by the Parent.

Section 5.6 Financing; Sufficient Funds. The Parent has delivered to the Company a true, complete and correct signed copy of a debt commitment letter, dated as of the Agreement Date (the “Debt Financing Letter”), by and among Morgan Stanley Senior Funding, Inc., Covidien International Finance S.A., the parent of Parent (“CIFSA”) and Covidien plc, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, the debt amounts set forth therein to CIFSA (the “Financing”). As of the Agreement Date, (a) the Debt Financing Letter is in full force and effect, is a legal, valid and binding obligation of CIFSA and, to the knowledge of Parent, the other parties thereto, and (b) the funding of the Financing is not subject to any conditions or other contingencies other than those set forth in the Debt Financing Letter. Subject to the terms and satisfaction of the conditions of the Financing and this Agreement, the Financing, together with the cash and marketable securities of CIFSA, will provide the Parent and the Purchaser with sufficient immediately available funds to pay when due for all of the Shares tendered and not properly withdrawn in the Offer and the aggregate Merger Consideration. Prior to the Agreement Date, the Debt Financing Letter has not been amended or modified, and as of the Agreement Date, the commitments contained in the Debt Financing Letter have not been withdrawn or rescinded in any respect. As of the Agreement Date, assuming the accuracy of the representations and warranties in Article IV and compliance by the Company with its covenants set forth in this Agreement, (x) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach of CIFSA under the Debt Financing Letter and (y) subject to the satisfaction of the conditions to the Offer set forth on Annex A hereto, neither Parent nor Purchaser has any reason to believe that CIFSA will be unable to satisfy on a timely basis any condition to funding of the Financing to be satisfied by it as set forth in the Debt Financing Letter at or prior to the Share Acceptance Time. Except for fee letters with respect to fees and related arrangements with respect to the Financing (which do not relate to the conditionality of, or contain any conditions precedent to, the funding of the Financing), there are no side letters or other agreements, contracts or agreements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Debt Financing Letter and delivered to the Company prior to the date hereof. As of the Agreement Date, CIFSA has fully paid, or caused to paid, any and all commitment fees which are due and payable on or prior to the Agreement Date pursuant to the terms of the Debt Financing Letter.

Section 5.7 Share Ownership. None of the Parent or the Purchaser beneficially owns any Company Common Stock.

Section 5.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to approve the Offer, the Merger or the other Transactions. The vote or consent of the Parent as the sole stockholder of the Purchaser (which shall occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of the Purchaser necessary to approve this Agreement, the Offer, the Merger and the other Transactions.

Section 5.9 Investigation by the Parent and the Purchaser. Each of the Parent and the Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of the Parent and the Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, to Parent, Purchaser or any of their respective representatives in connection with this Agreement, the Offer, the Merger or the Transactions. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective

Representatives or any other Person has made a representation or warranty to the Parent or the Purchaser with respect to (i) any projections or forecasts, estimates or budgets for the Company or its Subsidiaries or (ii) any materials, documents or information relating to the Company or its Subsidiaries made available to each of the Parent or the Purchaser or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV. For purposes of this Agreement, “Parent’s Knowledge” or “Knowledge of the Parent” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 5.9 of the Parent Disclosure Schedule,

Section 5.10 Litigation. There is no Proceeding pending against or, to the Knowledge of the Parent, threatened against or affecting, the Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Parent’s or the Purchaser’s ability to consummate the Transactions. Neither the Parent nor any of its Subsidiaries, is subject to any Order against the Parent or any of its Subsidiaries or naming the Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11 Section 203 of the DGCL. As of the Agreement Date, neither the Parent nor the Purchaser nor any of their respective “affiliates” or “associates” is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

Section 5.12 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Parent or the Purchaser, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

Section 5.13 Other Agreements. To the actual knowledge of the executive officers of the Parent, the Parent has disclosed to the Company all written contracts, agreements or understandings between or among the Parent, the Purchaser or any Affiliate of the Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand, other than as contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company.

(a) During the period from the Agreement Date to the Share Acceptance Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (i) as may be required by Law, (ii) with the prior written consent of the Parent, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use reasonable best efforts to (1) preserve intact their current business organization, (2) maintain their relationships with customers, suppliers and others having business dealings with them, (3) notify and consult with Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, (4) preserve intact and keep available the services of present employees of the Company and its Subsidiaries, (5) keep in effect casualty, product liability, workers’

compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement, and (6) preserve and protect the Intellectual Property owned by the Company and its Subsidiaries; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (A) as may be required by Law, (B) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in the Company Disclosure Schedule, prior to the time when, pursuant to Section 1.3(a), the Parent’s designees for director constitute the majority of the Company Board, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (y) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the Agreement Date, except for (1) Company Common Stock to be issued or delivered (A) pursuant to the Company Equity Plans, (B) in connection with acquisitions consistent with past practice or (C) pursuant to the Chestnut Merger Agreement, (2) the issuance, grant or delivery of up to an aggregate amount of 750,000 Company Stock Options, Company Restricted Stock and Company RSUs to certain of its employees, directors and consultants or (3) the exercise of the Top-Up Option;

(iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, other than (x) from holders of Company Stock Options in full or partial payment of the exercise price, or (y) in connection with the withholding of Taxes payable by any holder of Company Stock Options, Company Restricted Stock or Company RSUs upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such Company Stock Options, Company Restricted Stock or Company RSUs or any applicable Company Equity Plan;

(iv) split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Company Common Stock or otherwise make any payments to stockholders in their capacity as such; provided that this Section 6.1(a)(iv) shall not apply to dividends or distributions declared, set aside for payment or paid by wholly owned Subsidiaries of the Company to the Company or any other wholly owned Subsidiary of the Company;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;

(vi) acquire, sell, lease, dispose of, pledge or encumber any assets, other than (x) acquisitions in existing or related lines of business of the Company or any of its Subsidiaries as to which the aggregate consideration for all such acquisitions does not exceed $2,000,000, (y) sales, leases, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $2,000,000, or (z) sales or transfers of inventory in the ordinary course of business;

(vii)(x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money in addition to that incurred as of the Agreement Date or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly owned Subsidiary of the Company or (B) strategic investments as to which the aggregate consideration for all such investments does not exceed $2,000,000, or (y) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (1) in the ordinary course of business and consistent with past practice, liabilities reflected or reserved against in the Company’s consolidated balance sheet as of the Balance Sheet Date, (2) liabilities incurred in the ordinary course of business since the Balance Sheet Date, or (3) all amounts under the Loan Agreement, in accordance with Section 6.8(b)(iii);

(viii) change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of the Company or any of its Subsidiaries, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements provided to Parent and disclosed in the Company Disclosure Schedule and (B), in the case of compensation for employees, agents or consultants who are not officers or directors, in the ordinary course of business consistent with past practice unless the total compensation payable to such employee, agent or consultant (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds two hundred thousand dollars ($200,000) US; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(ix) except as may be contemplated by this Agreement, in the ordinary course of business consistent with past practices or to the extent required or advisable to comply with applicable Law, terminate or materially amend any Benefit Plans;

(x) change in any material respect any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(xi) enter into a Material Contract or amend, terminate or waive, release or assign any material rights or claims with respect to any Material Contract in any material respect;

(xii) settle (x) any suit, action, claim, proceeding or investigation that is disclosed in the Company SEC Reports filed prior to the Agreement Date or (y) any other suit, action, claim, proceeding or investigation;

(xiii) make, revise, or amend any material Tax election or settle or compromise any material federal, state, local, or foreign Tax liability, change any material Tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended Tax Return, file any Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment; or

(xiv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b) The Company shall promptly advise the Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.2 Access to Information. From the Agreement Date until the earlier of the Share Acceptance Time and the termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of the Parent and the Purchaser reasonable access, in a manner not materially disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall, and shall cause each of its Subsidiaries to, furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the Transactions (and not to conduct further due diligence or other investigation of the Company); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the Parent or the Purchaser if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions) or (b) waive attorney-client privilege. Promptly after the Agreement Date, the Company shall provide to the Parent a copy of each Company financial advisor’s fairness opinion, a summary of the analysis underlying each fairness opinion and a copy of the relevant portions of each Company financial advisor’s presentation to the Company Board related thereto. That certain letter agreement, dated April 28, 2010, by and between the Company and the Parent (the “Confidentiality Agreement”) shall apply with respect to information furnished hereunder by the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement).

Section 6.3 Board Recommendation; Acquisition Proposals.

(a) Subject to Section 6.3(b), 6.3(e) and 6.3(f), the Company and its Subsidiaries will not, and will use best efforts to cause their respective Representatives not to, directly or indirectly, from the Agreement Date until the Share Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VIII (i) initiate, solicit, or knowingly encourage or facilitate, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any actual or potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than the Parent or its Representatives access to its properties, books, or records, except as required by a governmental demand for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Offer, the Merger or the Transactions (other than any confidential statement, recommendation or solicitation by and among the Company, the Company Board and their Representatives); provided, however, that notwithstanding anything to the contrary herein, the Company may refer any third party to this Section 6.3. The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the Agreement Date regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the Agreement Date and prior to the Share Acceptance Time the Company is contacted by any third party expressing an interest in discussing an Acquisition Proposal or receives an Acquisition Proposal, in each case, if the Company has not materially breached any provision of Section 6.3(a), the Company and the Company Board may participate or engage in negotiations, inquiries or discussions (including, as a part thereof, making any counterproposal) with, or disclose or furnish any nonpublic information and data to, any Person or Persons (but only after any such Person enters into a confidentiality agreement, on substantially the same terms contained in, and no less restrictive than, the Confidentiality Agreement, with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3(b)) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if, and only if, prior to the Share Acceptance Time the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and the Company Board determines in good faith, after consultation with counsel, that the failure to participate in such negotiations, inquiries or discussions, disclose or furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law.

(c) The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify the Parent in writing of the receipt by the Company of (i) any Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and, in the good faith judgment of the Company Board, unrelated to an Acquisition Proposal. The Company shall notify the Parent, in writing, of any decision of the Company Board as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to disclose or furnish nonpublic information with respect to the Company or any of its Subsidiaries to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Company will (i) provide the Parent with written notice setting forth all such information (including the identity of the Person making such Acquisition Proposal) as is necessary to keep the Parent informed of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (ii) promptly provide the Parent a copy of all written information provided by or on behalf of such Person or group in connection with any Acquisition Proposal or provided by or on behalf of the Company or its Representatives to such Person or group (other than any information which has previously been made available to Parent or its Representatives), and (iii) promptly (and in any event within twenty-four (24) hours of such determination) notify the Parent of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that would restrict the Company’s ability to provide to Parent the information set forth in clauses (i) and (ii) above, and, if the Company is a party to any agreement that would prohibit the Company from providing such information to Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to Parent.

(d) Subject to Sections 6.3(e) and 6.3(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the Company Board nor any committee thereof shall, directly or indirectly, (i)(w) withdraw, qualify, or modify, or propose to withdraw, qualify or modify (other than in any confidential communication by and among the Company, the Company Board and their Representatives), in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (x) make any public disclosure inconsistent with the Company Board Recommendation, or, fail to reaffirm the Company Board Recommendation following the public announcement of an Acquisition Proposal within two (2) Business Days of a written request by Parent; (y) approve, adopt, or recommend, or propose to approve, adopt, or recommend (other than in any confidential communication by and among the Company, the Company Board and their Representatives), any Acquisition Proposal or (z) in the event of a tender offer or exchange offer for any outstanding Shares, fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders within ten (10) Business Days of the commencement thereof (any action described in clauses (w)-(z) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (x) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (y) requiring it to abandon, terminate, or fail to consummate the Transactions.

(e) Notwithstanding the foregoing, prior to the Share Acceptance Time, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) (x) a written Acquisition Proposal received by the Company constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, or (ii) in the absence of an Acquisition Proposal, due to events occurring after the Agreement Date, the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, (1) make a Change of Recommendation, or (2) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (A) pays the Termination Fee as required by Section 8.2, (B) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to an Acquisition Proposal (the “Alternative Acquisition Agreement”) and (C) terminates this Agreement pursuant to Section 8.1(c)(ii); provided, further, that the Company Board may not effect a Change of Recommendation pursuant to the foregoing clause (1), or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to the Parent at least three (3) Business Days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal or otherwise make a Change of Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party marking such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be, (B) prior to effecting such Change of Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with the Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (C) following the Notice Period (and giving effect to any proposed adjustments to the terms of this Agreement) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would still violate the fiduciary duties of the Company’s directors under applicable Law. In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change of Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice. Any Change of Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other state Law to be inapplicable to the Transactions, including each of the Offer and the Merger or the transactions contemplated by the Tender and Voting Agreement.

(f) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer, proposal or effort made by any Person or Persons other than the Parent, the Purchaser or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (x) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of the Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving the Company or (y) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole.

(ii) “Superior Proposal” means any Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Company Board determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company and the Company Stockholders than the Transactions.

Section 6.4 Employee Benefits.

(a) From the Effective Time until the first anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation to either (i) continue certain Benefit Plans, (ii) permit employees of the Company and any of its Subsidiaries who remain in the employment with Parent or Surviving Corporation or their respective subsidiaries following the Effective Time (“Continuing Employees”) while they remain so employed by Parent or Surviving Corporation or their respective subsidiaries, and as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any severance, vacation, sick, personal time off plans or programs and excluding any equity compensation or bonus plans, programs, agreements or arrangements) of Parent or its Affiliates, or (iii) a combination of clauses (i) and (ii), in all cases, such employee benefit plans, programs or policies shall be substantially comparable in the aggregate to those provided to such employees immediately preceding the Effective Time.

(b) From the Effective Time until the first anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees while they remain so employed by Parent or Surviving Corporation or their respective subsidiaries with base salary that is not materially less than the base salary in effect for each such Continuing Employee immediately preceding the Effective Time. From the Effective Time, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees with equity compensation and target bonus opportunity that is equal to that provided for similarly situated employees of Parent and its subsidiaries.

(c) To the extent Parent elects to have Employees and their eligible dependents participate in its or its Affiliate’s employee benefit plans, program or policies following the Effective Time and subject to applicable Law and the terms of the applicable Benefit Plan, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, recognize the prior service with the Company or any of its Subsidiaries, including prior service with predecessor employers where such prior service is recognized by the Company and any of its Subsidiaries as of immediately prior to the Effective Time, of each Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Employees are eligible to participate for purposes of eligibility to participate, vesting and determination of level of benefits (but not (A) for purposes of vesting in stock options and other equity awards, (B) for the purposes of benefit accruals under any defined benefit pension plan or (C) to the extent that such recognition would result in duplication of benefits).

(d) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Plans as of the time immediately preceding the Effective Time.

(e) No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by Company, Parent or the Surviving Corporation or under any benefit plan which Company, Parent or Surviving Corporation may maintain.

Section 6.5 Publicity. The initial press release by each of the Parent and the Company with respect to the execution of this Agreement shall be acceptable to the Parent and the Company. Neither the Company nor the Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with the Parent in connection with any such press release or public announcement if the Company Board has withdrawn its Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(f), provided, that the Company, in all such events, shall provide Parent with a copy of any such press release or public announcement a reasonable time in advance of public dissemination.

Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time (i) were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents or (ii) served as treasurer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Transactions) to the fullest extent that the Surviving Corporation is permitted by Law, and the Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent that the Surviving Corporation is permitted by Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as amended, restated and in effect on the Agreement Date, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Without limiting any of the obligations under paragraph (a) of this Section 6.6, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c) The Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefore would not be in excess of two hundred percent (200%) of the last annual premium paid prior to the Effective Time (the “Maximum Premium”). Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement” with an annual premium not in excess of the Maximum Premium, in which case, provided that the Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than six (6) years from the Effective Time, the Parent shall be relieved from its other obligations under this Section 6.6.

(d) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of the Parent, the Purchaser, the Company and the Surviving Corporation. The Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and bylaws of the Surviving Corporation.

(e) After the Effective Time, the Parent guarantees the full performance of the Surviving Corporation of its covenants and obligations set forth in this Section 6.6.

Section 6.7 Takeover Statutes. The Company has used and shall use its reasonable best efforts (a) to take all action necessary so that no “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law is or becomes applicable to the Offer, the Merger, any of the other Transactions or the transactions contemplated by the Tender and Voting Agreement and (b) if any such anti-takeover Laws are or become applicable to the Offer, the Merger, any of the other Transactions or the transactions contemplated by the Tender and Voting Agreement, to take all action necessary so that the Offer, the Merger, any of the other Transactions and the transactions contemplated by the Tender and Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such anti-takeover Laws on the Offer, the Merger, any of the other Transactions or the transactions contemplated by the Tender and Voting Agreement. Nothing in this Agreement shall be deemed to prohibit the Company from complying with its obligations under Section 220 of the DGCL.

Section 6.8 Reasonable Best Efforts.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days after the Agreement Date) and to supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, the parties hereto agree (i) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iii) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of such communication, and (iv) to provide each other with copies of all written communications from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, the Parent agrees, and shall cause each of its Subsidiaries and Affiliates, to use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), and to enable all waiting periods under applicable Antitrust Laws to expire, and to use reasonable best efforts to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Merger and the other Transactions to occur prior to the End Date, including but not limited to (x) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, and (y) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding anything to the contrary in this Section 6.8(a), in no event shall Parent or the Purchaser be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any of the capital stock, assets, rights, products or businesses of the Parent and its Subsidiaries. Each party shall bear its own expenses and costs incurred in connection with any HSR Act filings or other such competition filings and submissions which may be required by such party for the consummation of the Merger and the other Transactions pursuant to this Agreement.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.8(a), the Company, the Parent and the Purchaser shall, and the Parent and the Company shall cause their respective Subsidiaries and Affiliates to, each use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) obtain a consent or waiver from Silicon Valley Bank (the “Bank”) pursuant to Section 9.7 of that certain Loan and Security Agreement, dated June 28, 2006, by and among the Bank and certain of the Company’s Subsidiaries, as amended (the “Loan Agreement”) that sets forth that the Purchaser’s acceptance for payment and payment for all Shares validly tendered and not properly withdrawn pursuant to the Offer shall not be considered an “Event of Default” under Section 8.2(a) of the Loan Agreement; provided, however that if such consent or waiver cannot be obtained by the Company within five (5) Business Days after the Agreement Date, then the Company shall provide notice to the Bank pursuant to Section 2.1.10 of the Loan Agreement of the Company’s intent to prepay all amounts owed under the Loan Agreement on the Initial Expiration Date, and the Company shall pay all such amounts on the Initial Expiration Date;

(iv) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and the Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 6.8(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.8(a).

Section 6.9 Financing.

(a) The Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole cost and expense, cooperate with the Parent and take such actions as the Parent may reasonably request in connection with the procurement and consummation of the Financing (or any Alternative Financing); provided that nothing contained in this Section 6.9 shall require such cooperation to the extent it would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

(b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to (i) maintain in effect the Debt Financing Letter and to satisfy the conditions for obtaining the Financing, (ii) enter into definitive financing agreements with respect to the Financing so that such agreements are in effect no later than the Share

Acceptance Time and (iii) consummate the Financing on or prior to the Share Acceptance Time. Without limiting the generality of the foregoing, in the event that Parent has been notified by the lenders party to the Debt Financing Letter that any portion of the Financing will not be available on the terms and conditions contemplated by the Debt Financing Letter, the Parent shall promptly notify the Company in writing and use its reasonable best efforts to obtain alternative debt financing (“Alternative Financing”) in an amount at least sufficient to, in addition to the cash and marketable securities of CIFSA and the portion of the Financing that remains available on the terms and conditions contemplated by the Debt Financing Letter, pay when due for all of the Shares tendered and not properly withdrawn in the Offer and the aggregate Merger Consideration. Parent shall not agree to any amendments or modifications to, or waivers of, any condition or other material provision under the Debt Financing Letter without the prior consent of the Company if such amendment, modification or waiver would impose new or additional conditions to the receipt of the Financing or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner would reasonably be expected to cause any delay in the satisfaction of the conditions set forth in Annex I or Article VII. Notwithstanding the foregoing, neither the Parent nor the Purchaser shall be required to (i) waive any conditions and requirements set forth in Annex I or Article VII, (ii) consent to any changes to the Financing as set forth in the Debt Commitment Letter or (iii) accept Alternative Financing on terms less favorable to the Parent and the Purchaser in the aggregate than the Financing would have been. In the event the Parent obtains Alternative Financing, the provisions of this Section 6.9 shall apply to such Alternative Financing to the same extent it applies to the Financing. The Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its reasonable best efforts to finalize the Financing or arrange any Alternative Financing in accordance with this Section 6.9.

Section 6.10 Section 16 Matters. Prior to the Share Acceptance Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of equity securities of the Company pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.11 Tax Matters. Except as otherwise provided herein, all real and personal property, transfer, documentary, sales, use registration, value added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by the Parent. For the avoidance of doubt, transfer Taxes shall not include any Taxes measured in whole or in part by net income.

Section 6.12 Obligations of the Purchaser. The Parent shall cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. The Parent hereby guarantees the payment by the Purchaser of any amounts payable by the Purchaser pursuant to the Offer or otherwise pursuant to this Agreement.

Section 6.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or the Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.14 Delisting. The Company agrees to cause to be taken all actions necessary to (a) delist the Company Common Stock from the Nasdaq Stock Market LLC and (b) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time. The Parent will use all reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to the Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 6.14 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

Section 6.15 401(k). Except with the prior written consent of the Parent, during the period from the Agreement Date to the Effective Time, the Company shall not (a) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the Agreement Date, or (ii) make any required contribution to the Company’s 401(k) plan in Shares. If requested by the Parent in writing at least ten (10) days prior to the scheduled Expiration Date, the Company shall terminate the Company’s 401(k) plan immediately prior to such scheduled Expiration Date.

Section 6.16 FIRPTA Certificate. The Company shall deliver to the Parent (a) a certification in a form tendered by Parent to the Company dated not more than thirty (30) days prior to the date of the consummation of the Offer and (b) to the extent necessary in light of the certification delivered pursuant to clause (a), an additional certification in a form tendered by Parent to the Company dated not more than thirty (30) days prior to the Effective Time, in each case signed by the Company and to the effect that the Shares are not “United States real property interests” within the meaning of section 897 of the Code; provided, however, that the Company’s failure to provide such certification shall not be a condition to Closing under this Agreement, and the Parent shall be entitled to withhold from the Merger Consideration and pay over to the appropriate Taxing Authorities the amount required to be withheld under section 1445 of the Code.

Section 6.17 Rule 14d-10 Matters. Prior to the Agreement Date, the Company (acting through the Compensation Committee of the Company Board) has taken all such steps as may be required to cause any and all employment compensation, severance and employee benefit agreements and arrangements entered into by the Company or its Subsidiaries or contemplated hereby with any of their respective officers, directors or employees to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d–10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d–10(d) under the Exchange Act. The Company has provided Parent with copies of all such actions.

Section 6.18 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Share Acceptance Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.19 Operations of the Purchaser. Prior to the Effective Time, the Purchaser shall not engage in any other business activities and shall not have incurred any liabilities or obligations other than as contemplated herein.

Section 6.20 Ownership of Shares. Prior to the Share Acceptance Time, none of the Parent or the Purchaser or their respective wholly owned Subsidiaries shall acquire any Shares except pursuant to this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Parent and the Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, the Parent and the Purchaser, if permissible under Law) of the following conditions:

(a) if required by the DGCL, the Company Stockholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, the Parent or the Purchaser shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise prohibiting consummation of the Transactions on the terms contemplated by this Agreement;

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act or the antitrust or competition Laws in the countries set forth on Schedule 7.1 attached hereto shall have expired or otherwise been terminated; and

(d) the Purchaser (or the Parent on the Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not properly withdrawn, provided, however, that this Section 7.1(d) shall not be a condition to the obligation of the Parent or the Purchaser to consummate the Merger if the failure to satisfy such condition shall arise from the Parent’s or the Purchaser’s breach of any provision of this Agreement.

Section 7.2 Frustration of Closing Conditions. None of the Company, the Parent or the Purchaser may rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.8.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer, Merger and the other Transactions contemplated herein may be abandoned at any time prior to the Share Acceptance Time, whether before or after any requisite Company Stockholder Approval:

(a) by the mutual written consent of the Company and the Parent;

(b) by either the Company or the Parent:

(i) if as a result of the failure of any of the conditions set forth on Annex I to this Agreement, the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions) without the Purchaser having purchased any shares of Company Common Stock pursuant to the Offer on or prior to December 31, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or

(ii) if any Governmental Entity having jurisdiction over the Company, the Parent or the Purchaser shall have enacted or issued any Law or Order or taken any other material action, in each case such that the condition set forth in Section 7.1(b) or Section 7.1(c) would not be satisfied.

(c) by the Company:

(i) prior to the acceptance of Shares for payment pursuant to the Offer, upon a breach of any covenant or agreement on the part of the Parent or the Purchaser, or if any representation or warranty of the Parent or the Purchaser shall be untrue, which breach or failure to be true would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Parent is notified in writing by the Company of such breach or inaccuracy, the Company may not terminate the Agreement pursuant to this Section 8.1(c)(i) (1) prior to such date if the Parent and the Purchaser are taking reasonable best efforts to cure such breach or inaccuracy and (2) following such date if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

(ii) prior to the acceptance of Shares for payment pursuant to the Offer, in order to accept a Superior Proposal in compliance with Section 6.3(e); or

(iii) if, for any reason, (x) the Purchaser shall have failed to commence the Offer within fifteen (15) Business Days after the Agreement Date, provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii)(x) if such failure to commence the Offer has resulted from the breach of this Agreement by the Company or if the Company has not provided the Purchaser with a Schedule 14D-9 the Company is prepared to file, without further revisions, (y) the Purchaser terminates or makes any change to the Offer in breach of the terms of this Agreement or (z) the Purchaser shall have breached its obligations to accept for purchase all Shares validly tendered and not properly withdrawn as of the Initial Expiration Date or any subsequent Expiration Date established in accordance with the terms of this Agreement.

(d) By the Parent or the Purchaser:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that a condition set forth in Annex I would not be satisfied; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Company is notified in writing by the Parent of such breach or inaccuracy, the Parent and the Purchaser may not terminate the Agreement pursuant to this Section 8.1(d)(i) (1) prior to such date if the Company is taking reasonable best efforts to cure such breach or inaccuracy and (2) following such date if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Parent or the Purchaser if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) if, prior to the acceptance of Shares for payment pursuant to the Offer, the Company Board shall have made a Change of Recommendation.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, the Purchaser or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to the Parent, the Purchaser and the Company, the obligations pursuant to this Section 8.2, and Article IX, the last sentence of Section 6.2 and Section 6.5; provided, however, that except as set forth in Section 8.2(b) nothing contained in this Section 8.2 shall relieve the Parent, the Purchaser or the Company from liability for fraud or willful breach of their respective covenants and agreements set forth in this Agreement.

(b) If

(i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii),

(ii) this Agreement is terminated by the Parent pursuant to Section 8.1(d)(ii),

(iii) this Agreement is terminated by the Parent pursuant to Section 8.1(b)(i) following a knowing, material breach by the Company or its Subsidiaries or Representatives of Section 6.3, or

(iv)(x) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) (but only if at such time the Parent would not be prohibited from terminating this Agreement by the proviso in Section 8.1(b)(i)), (y) there has been publicly disclosed after the Agreement Date and prior to the date of termination of this Agreement an Acquisition Proposal that remains outstanding and not withdrawn as of the date of termination of this Agreement, and (z) within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with respect to a Qualifying Transaction or consummates a Qualifying Transaction (in each case regardless of whether the Qualifying Transaction is the Acquisition Proposal referred to in clause (y)), then the Company shall pay to the Parent a termination fee of $83,650,522 in cash (the “Termination Fee”),

(A) concurrently with any termination pursuant to Section 8.1(c)(ii),

(B) within one (1) Business Day after termination pursuant to Section 8.1(d)(ii) or pursuant to Section 8.1(b)(i) if Parent is entitled to the Termination Fee under Section 8.2(b)(iii), and

(C) within one (1) Business Day after the Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) a Qualifying Transaction as set forth in Section 8.2(b)(iv);

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Upon payment of the Termination Fee pursuant to Section 8.2(b)(i), the Company shall have no further liability to the Parent or the Purchaser with respect to this Agreement or the Transaction, provided that nothing herein shall release the Company from liability for intentional breach or fraud. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by the Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If the Company fails to promptly make any payment required under this Section 8.2(b) and the Parent commences a suit to collect such payment, the Company shall indemnify the Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).

(c) As used in this Agreement: “Qualifying Transaction” means any acquisition of (i) 50% or more of the outstanding Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the Company Stockholders contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the Company Stockholders, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company Stockholders hereunder without the approval of such stockholders.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to the Parent or the Purchaser, to:

c/o Covidien 15 Hampshire Street Mansfield, MA 02048 Facsimile: (508) 261-8544 Attention: Vice President – Chief Mergers & Acquisitions Counsel

with a copy (which shall not constitute notice) to:
Ropes & Gray LLP One International Place Boston, MA 02110 Facsimile: (617) 951-7050 Attention: Paul M. Kinsella Keith F. Higgins

(b)	if to the Company, to:

ev3, Inc. 3033 Campus Drive Plymouth, MN 55441 Facsimile: (763) 398-7200 Attention: Kevin M. Klemz, Esq.

with copies (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP

Plaza VII, Suite 3300

45 South Seventh Street, Suite 3300

Minneapolis, MN 55402

Facsimile:        (612) 607-7100

Attention:        Bruce A. Machmeier

                           Travis J. Anderson

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile:        (212) 728-8111

Attention:        Steven J. Gartner

                           Adam M. Turteltaub

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.5 Counterparts. This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein), the Confidentiality Agreement and the Tender and Voting Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except (i) for the rights of the Company Stockholders to receive the Merger Consideration following the Effective Time in accordance with Article III, (ii) as provided in Section 6.6 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions) and (iii) as provided in Section 9.19 (which is intended for the benefit of any entities that have committed to provide or otherwise entered into agreements in connection with the Financing, any Alternative Financing or other financings in connection with the transactions contemplated hereby (including the parties to the Debt Financing Letter and any joinder agreements, credit agreements or any other definitive agreements relating thereto) and their respective Affiliates (the “Financing Sources”)) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a United States federal or state court sitting in the State of Delaware; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (i) each party hereby waives, in any action for specific performance, any and all defenses in any action for specific performance, including the defense of adequacy of a remedy at Law and (ii) each party shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to specific performance of the terms of this Agreement and to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 9.9, in each case without the posting of a bond or undertaking or other security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.11(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be (i) limited to those arising from or relating to any intentional breach of this Agreement or fraud prior to such termination and (ii) subject to the penultimate sentence of Section 8.2(b). Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto shall be permitted to make any claim or commence any action, suit or proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions, provided that the foregoing shall be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligation hereunder to (i) the Parent, (ii) the Parent and one or more direct or indirect wholly-owned Subsidiaries of the Parent, (iii) one or more direct or indirect wholly-owned Subsidiaries of the Parent, or (iv) any direct or indirect holder of five percent (5%) or more of the capital stock of the Parent or any Subsidiary thereof (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of the Parent and the Purchaser to consummate the Transactions and (y) in connection with any assignment to an Assignee, the Parent and the Purchaser (and the assignor, if applicable) shall agree to remain liable for the performance by the Parent and the Purchaser (and such assignor, if applicable) of their obligation hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other Transactions is consummated.

Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.16 Construction; Interpretation. For purposes of this Agreement:

(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

Section 9.17 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.18 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING LETTER OR THE PERFORMANCE THEREOF, OR THE ACTIONS OF THE PARENT, THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.18.

Section 9.19 Financing Sources Arrangements. Notwithstanding anything contained herein to the contrary (including Section 9.9), each of the parties hereto agrees (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Letter or the performance thereof, in any forum other than the federal and New York State courts located in the City of New York and (b) that the waiver contained in Section 9.18 shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

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IN WITNESS WHEREOF, the Company, the Parent and the Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EV3 INC.

By:	/s/ KEVIN M. KLEMZ
Name:	Kevin M. Klemz
Title:	Senior Vice President, Secretary and Chief Legal Officer

COVIDIEN GROUP S.A.R.L.

By:	/s/ MICHELANGELO STEFANI
Name:	Michelangelo Stefani
Title:	General Manager

COV DELAWARE CORPORATION

By:	/s/ MATTHEW J. NICOLELLA
Name:	Matthew J. Nicolella
Title:	Vice President & Assistant Secretary

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to, and the Parent shall not be required to cause the Purchaser to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-19(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of, purchase or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a) the Minimum Condition shall not have been satisfied at the Expiration Date;

(b) the applicable waiting period under the HSR Act and any applicable antitrust Law in the countries set forth on Schedule 7.1 attached hereto in respect of the transactions contemplated by the Agreement has not expired or been terminated at or prior to the Expiration Date;

(c) any of the following conditions exists or has occurred, and is continuing at the Expiration Date:

(i) there shall be pending any suit, action or proceeding brought by any Governmental Entity (A) seeking to prohibit or impose any material limitations on the Parent’s or the Purchaser’s ownership or operation (or that of any of their respective Subsidiaries) of all or any material portion of the Company’s or the Company’s Subsidiaries’ businesses or assets, taken as a whole, (B) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (C) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (D) seeking to impose material limitations on the ability of the Purchaser or the Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company Stockholders, or (E) seeking to require divestiture by the Parent or any of its Subsidiaries of any Shares;

(ii) there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, to the Offer, the Merger or any other Transaction, or any other action shall be taken by any Governmental Entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (c)(i) of this Annex I;

(iii) any of the representations and warranties of the Company contained in this Agreement shall not be true and accurate when made or at the consummation of the Offer, except (1) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), (2) any representation or warranty of the Company contained in Section 4.2 (subject to de minimus exceptions involving discrepancies of no more than 20,000 shares in the aggregate of Company Common Stock or Company Common Stock issuable pursuant to Company Options, Company Restricted Stock or Company RSUs), and Section 4.3 shall be deemed to be not true and accurate if it fails to be true and accurate in all respects, and (3) for any representation or warranty of the Company (other than any representation or warranty referred to in clause 2 above), where failure to be so true and accurate, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein);

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the Agreement;

(v) since the date of the Agreement, a Company Material Adverse Effect shall have occurred and be continuing;

(vi) the Parent and the Purchaser shall have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the then-scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c)(iii), (iv) and (v) of this Annex I have not occurred; or

(vii) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except the Minimum Condition may not be waived), in each case, subject to the terms of the Agreement and applicable Laws. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex II

FORM OF TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated June 1, 2010, is entered into between Covidien Group S.a.r.l., a Luxembourg company (“Parent”), COV Delaware Corporation, a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Purchaser”), and                     , (“Stockholder”), with respect to [            ] shares of common stock, par value $0.01 per share (the “Shares”), of ev3 Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which the Purchaser has agreed to make a cash tender offer as described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of the Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Shares and has the power to vote such Shares;

WHEREAS, the Parent and the Purchaser desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, Stockholder wishes to convey to Parent and Purchaser pursuant to and subject to the terms of this Agreement beneficial ownership of only [            ] of the Shares (such number of Shares being referred to herein as the “Permissible Number”);

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

Section 1.1 Lock-Up. Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Shares, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Stockholder may transfer any or all of the Shares to any Affiliate, subsidiary, partner or member of Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (A) each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to the Parent and the Purchaser a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and (B) this Agreement shall be the legal, valid and binding agreement of such Person, enforceable against such person in accordance with its terms.

Section 1.2 No Solicitation. Between the date hereof and the Termination Date, the Stockholder shall not, and shall not authorize or permit, any director, officer, agent, representative, employee, affiliate, advisor, attorney, accountant or associate of Stockholder or those of its subsidiaries (collectively, “Representatives”) to, directly or indirectly, take any action, in its or their capacity as a stockholder of the Company, that the Company is prohibited from taking pursuant to Section 6.3 of the Merger Agreement.

Section 1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Shares passes, whether by operation of Law or otherwise, including without limitation, the Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of common stock issued to or acquired by the Stockholder, but such additional shares shall not be Optioned Shares for purposes of this Agreement.

Section 1.4 Grant of Proxy; Voting Agreement.

(a) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares and hereby grants Parent until the Termination Date a limited irrevocable proxy to vote the Permissible Number of Shares as to which Stockholder has voting power for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting of the stockholders of the Company, as applicable, or at any adjournment thereof, whether before or after the Share Acceptance Time (as defined in the Merger Agreement), solely for the adoption of the Merger Agreement and the approval of the Merger. The Parent hereby acknowledges that the proxy granted hereby shall not be effective for any other purpose. The parties acknowledge and agree that neither the Parent, nor the Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with or as a result of any voting by the Parent of the Permissible Number of Shares subject to the irrevocable proxy hereby granted to the Parent at any annual or special meeting of the stockholders of the Company for the purpose set forth herein.

(b) During the term of this Agreement, Stockholder agrees to vote the Shares as to which it has not given a proxy pursuant to paragraph (a) above in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement and thereby approve the Merger at any annual or special meeting of the stockholders of the Company. In addition, notwithstanding the foregoing grant to the Parent of the irrevocable proxy on the Optioned Shares, if the Parent elects not to exercise its rights to vote the Permissible Number of Shares pursuant to the irrevocable proxy, Stockholder also agrees to vote the Permissible Number of Shares in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement and thereby approve the Merger at any annual or special meeting of the stockholders of the Company.

(c) This irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of law (including, without limiting the foregoing, by the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, if any corporation or partnership holding the Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Shares shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such dissolution, liquidation or other event.

Section 1.5 Tender of Shares. Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares to the Purchaser in the Offer not later than five (5) Business Days following the commencement of the Offer (such Shares being referred to herein as the “Tender Shares”); provided, however, that Stockholder may withdraw any Tender Shares so tendered above at any time following the termination or expiration of the Offer without Purchaser purchasing all shares of common stock tendered pursuant to the Offer in accordance with its terms; provided, further, that Stockholder shall not have any obligation under this Section 1.5 to tender the Tender Shares into the Offer if that tender could cause the Stockholder to incur liability under Section 16(b) of the Exchange Act.

Section 1.6 Option.

(a) On the terms and subject to the conditions set forth herein, Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of Stockholder in and to the Permissible Number of Stockholder’s Shares (the “Optioned Shares”) with a price per share equal to the Offer Price. Parent may exercise the Option in whole, but not in part, if, but only if, (i) the Purchaser has acquired shares of common stock pursuant to the Offer and (ii) Stockholder has failed to tender into the Offer at least the Permissible Number of Shares or shall have withdrawn the tender of a number of Shares equal to or greater than the Permissible Number in breach of this Agreement. The Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b) In the event that the Parent is entitled to and wishes to exercise the Option, the Parent shall send a written notice to Stockholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of Stockholder’s Optioned Shares pursuant to exercise of the Option, simultaneously with the payment by the Parent of the purchase price for Stockholder’s Optioned Shares, such Stockholder shall deliver, or cause to be delivered, to the Purchaser certificates representing the Optioned Shares duly endorsed to the Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Liens.

(d) The Parent, the Purchaser or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.6 to Stockholder such amounts as are required to be withheld under the Code or the Treasury Regulations thereunder or any other Tax Law.

Section 1.7 Public Announcement. Stockholder shall consult with the Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Section 1.7 shall terminate and be null and void upon the earlier of (a) the Termination Date and (b) consummation of the Merger.

Section 1.8 Disclosure. Stockholder hereby authorizes the Parent and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Stock Market or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement. The Parent and the Purchaser hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or The Nasdaq Stock Market or any other national securities exchange.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Parent and the Purchaser, as of the date hereof and as of the date the Purchaser purchases Tender Shares from Stockholder pursuant to the Offer, that:

Section 2.1 Ownership. As of the date hereof, Stockholder holds of record or beneficially the Shares set forth on Schedule I, in each case, except as set forth on Schedule I, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents (collectively, “Liens”). At the time the Purchaser purchases Tender Shares from Stockholder pursuant to the Offer, Stockholder will transfer and convey to the Purchaser good and marketable title to the Shares included in the Shares, free and clear of all Liens created by or arising through Stockholder.

Section 2.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has the power to vote and the power to dispose of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in this Agreement or that may exist pursuant to the securities laws. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

Section 2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon the Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have a material adverse effect on the Stockholder’s ability to vote or dispose of any of the Shares.

Section 2.4 Stockholder Has Adequate Information. Stockholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either the Purchaser or the Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither the Purchaser nor the Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Shares held by Stockholder are irrevocable (prior to the Termination Date).

Section 2.5 No Setoff. The Stockholder has no liability or obligation related to or in connection with the Shares other than the obligations to the Parent and the Purchaser as set forth in this Agreement.

3. Representations and Warranties of the Parent and the Purchaser. The Parent and the Purchaser hereby represent and warrant to Stockholder, as of the date hereof that:

Section 3.1 Authorization. The Parent and the Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

The Parent and the Purchaser have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

Section 3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental Entity, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either the Parent’s or the Purchaser’s ability to satisfy its obligations under this Agreement.

4. Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Termination Date. The respective representations and warranties of Stockholder, the Parent and the Purchaser contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5. Specific Performance. Stockholder acknowledges that the Parent and the Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Parent and the Purchaser upon the breach by Stockholder of such covenants and agreements, the Parent and the Purchaser shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

Section 6.1 Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the Effective Time, (b) the End Date, (c) the date of any modification, waiver, change or amendment of the Offer or the Merger Agreement executed after the date hereof that results in a (i) a decrease in the Offer Price or Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration, and (d) the termination of the Merger Agreement in accordance with its terms (the earliest of (a), (b), (c) and (d), the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

Section 6.2 Capacity as a Stockholder; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of Company Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder or any Representative of the Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company, any Subsidiary of the Company or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

Section 6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

Section 6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

Section 6.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

Section 6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.7 Assignment. Without limitation to Section 1.1 and subject to this Section 6.7, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Purchaser may freely assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) the Parent, (ii) the Parent and one or more direct or indirect wholly-owned Subsidiaries of the Parent, (iii) one or more direct or indirect wholly-owned Subsidiaries of the Parent, or (iv) any direct or indirect holder of five percent (5%) or more of the capital stock of the Parent or any Subsidiary thereof (each an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of the Parent and the Purchaser to consummate the Transactions and (y) in connection with any assignment to an Assignee, the Parent and the Purchaser (and the assignor, if applicable) shall agree to remain liable for the performance by the Parent and the Purchaser (and such assignor, if applicable) of their obligation hereunder.

Section 6.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

Section 6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to the Parent or the Purchaser, to:

c/o Covidien

15 Hampshire Street

Mansfield, Massachusetts 02048

Attn:	Matthew Nicolella, Vice President – Chief Mergers &
Acquisitions Counsel
Email:	matthew.nicolella@covidien.com
Telephone:	(508) 261-8044
Facsimile:	(508) 261-8544

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn:	Paul M. Kinsella
Email:	paul.kinsella@ropesgray.com
Telephone:	(617) 951-7921
Facsimile:	(617) 951-7050

(b)	If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties designate updated information for notices hereunder.

Section 6.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

Section 6.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

Section 6.12 Further Assurances. From time to time, at the Parent’s request and without further consideration, subject to the terms and conditions of this Agreement, Stockholder shall execute and deliver to the Parent such documents and take such action as the Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Parent good, valid and marketable title to the Shares.

Section 6.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the possible acquisition of the Shares by the Parent and the Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

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IN WITNESS WHEREOF, the Parent, the Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

COVIDIEN GROUP S.A.R.L.

By:

Name:

Title:

COV DELAWARE CORPORATION

By:

Name:

Title:

STOCKHOLDER:

Name: